Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY EXTENDS RIGHTS PLAN

Houston, Texas – April 8, 2009...Southwestern Energy Company (NYSE: SWN) announced today that its Board of Directors approved certain amendments to the Company's existing rights plan, including an extension of the plan for an additional 10 years. The rights plan, originally adopted in May 1989, will now expire on April 8, 2019.

Under the amended plan, each certificate for outstanding shares of Southwestern Energy common stock will continue to represent an equal number of rights, which are not currently exercisable. Each right gives the holder the right to purchase one one-thousandth of a share of a new series of Series A Junior Participating Preferred Stock that is substantially equivalent to one full share of common stock (instead of the right to purchase one share of common stock that existed under the prior plan). Consistent with the prior plan, the amended plan specifies that if a third party or group acquires 15% or more of Southwestern Energy common stock or if the Board determines that a person or group that has acquired 10% of the common stock presents a threat to the long-term best interests of the Company or its stockholders, the rights will become exercisable and the rights holders (other than such triggering acquiror and its affiliates) will be entitled to purchase for the $150 exercise price Southwestern Energy common stock with a market value of $300. Similarly, if Southwestern Energy is acquired in a merger or other business combination after the rights become exercisable, each right will entitle the holder to purchase shares of the acquiror’s common stock having a market value equal to twice the right’s exercise price.

“This amendment and extension of our rights plan is designed to maximize shareholder value by giving the Board the time to properly evaluate various alternatives and preserve the Board’s flexibility to deal with third party inquiries,” stated Harold M. Korell, Chief Executive Officer of Southwestern Energy.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley Executive Vice President and Chief Financial Officer (281) 618-4803	Brad D. Sylvester, CFA Vice President, Investor Relations (281) 618-4897

###